NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of $2.10 Preferred Stock, 3.75% Preferred Stock, 4% Preferred Stock, 4.10% Preferred Stock, 4.15% Preferred Stock, 4.20% Preferred Stock and the 6.50% Preferred Stock Cumulative (collectively, the 'Securities') of Duquesne Light Company (the 'Company') from listing and registration on the Exchange at the opening of business on June 18, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of May 31, 2007, the Company merged with DQE Merger Sub Inc. a wholly-owned subsidiary of DQE Holdings LLC which is owned by a consortium led by a wholly-owned subsidiary of the parallel funds Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P. and Diversified Utility and Energy Trusts. The merger became effective on May 31, 2007. The Common Stock of Duquesne Light Holdings, Inc. was suspended before the opening of business on June 1, 2007. A Form 25 was filed with the Commission to deregister the Common Stock of the Company on June 5, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on June 1, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the Securities and determined that the Securities are no longer suitable for continued listing on the Exchange. 2. The Exchange, on May 31, 2007, determined that the Securities of the Company should be suspended from trading before the opening of the trading session on June 1, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on May 31, 2007, and an announcement was made on the ‘ticker’ of the Exchange at the close of the trading session on May 31, 2007 of the proposed suspension of trading in the Securities on the Exchange. Similar information was included on the Exchange’s website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on June 1, 2007. 4. On June 8, 2007, the Exchange received an email from the Company advising that it formally waived its right to a hearing relative to the delisting of the stated Securities. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 1, 2007.